Exhibit 99.2

Q4 2007 Earnings Call — Harris Interactive, Inc. [HPOL]	08/24/2007 08:00 (ET)

Operator: Good day, ladies and gentlemen and welcome to the Fourth Quarter 2007 Harris Interactive Earnings Conference Call. My name is Dan, and I will be your operator for today. At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of this conference. [Operator Instructions]
I would now like to turn the call over to Mr. Dan Hucko, Senior Vice President of Corporate Communications and Investor Relations. Please proceed.
Dan Hucko, Senior Vice President, Corporate Communications and Investor Relations
Hello everyone and thank you for joining us. With me today are Mr. Gregory Novak, our President and Chief Executive Officer; and Mr. Ron Salluzzo, our Chief Financial Officer. At the conclusion of their formal remarks, Mr. Novak and Mr. Salluzzo will be happy to answer your questions.
A webcast replay of this entire call will be accessible via the Investor Relations section of our corporate website later this morning and will be archived there for at least 30 days. However, no telephone replay of this call will be provided.
During this call, we will make a number of forward-looking statements. These statements are based on current expectations and are subject to known and unknown risks and uncertainties that could make actual results differ from those discussed today. Additional factors that could cause the actual results to differ from the expectations discussed on this call are readily available in the risk factors section of our latest annual report filed on Form 10-K with the Securities and Exchange Commission. The Company assumes no obligation to update the information provided here today, and unless otherwise indicated, all results discussed on this call today have been reclassified for continuing operations only.
I would also like to mention that during this call, certain non-GAAP financial measures may be discussed. Reconciliation to the nearest GAAP measures may be found in our earnings release, a copy of which is available in the Investor Relations section of our website at HarrisInteractive.com.
I would now like to turn the call over to Gregory Novak, our President and CEO. Please go ahead, Greg.
Gregory T. Novak, President and Chief Executive Officer
Thank you, Dan. Good morning, everyone. Good afternoon to Europe, and good evening to Asia.
Last quarter, I stated that our main goal for the fourth quarter was to finish the fiscal year well and position ourselves for a strong 2008. Today I am pleased to announce that we have met both of those objectives. Ron will cover the details in a minute, but first I would like to quickly hit on some of the very positive results we saw in the fourth quarter.
Despite our revenue decline year-over-year as we had predicted, fourth quarter revenue was higher than expectations, driven by solid organic revenue growth in Europe and a lot of hard work in the face of a challenging market by our US healthcare team.
Our US healthcare revenue was flat in the fourth quarter, which is certainly an improvement over the declines we’ve seen from that group during most of 2007. To put it in perspective, our core healthcare business, what we call our Industry Research Group, declined by about 10% last year, that in the face of a 23% decline in US pharma research spending. In addition, in an effort to offset those declines, they expanded their client set and their solution suite offering offsetting another 8% of the decline and finishing the year down just 2% overall. Congratulations to them on the battle well fought, one we never want to fight again.

Our increased investment in sales is paying off. Sales bookings increased across the board in the US and in Europe and our ending sales backlog was up as well. An interesting note, we continue to see strong Solutions Group sales in quarter four and for the fiscal year, an indication that our strategy to cross-sell more of our products to more of our clients is working well.
Total Internet revenue grew nicely over last year, driven by double-digit organic Internet revenue growth in Europe, which more than offset flat US Internet revenue. US Internet revenue was up with respect to lower total revenue in the US, and that’s a good sign. The mix shift to Internet revenue in the states also contributed positively to our margins.
In addition, we saw a good organic revenue growth in Europe and we’re excited to announce that MediaTransfer is meeting our expectations, delivering sales and revenues, importing and exporting technology and solutions, and in general executing the plans for harmonization of a global company that we have laid out. Our operating margins were up in US and Europe and our net income and EPS were up for the quarter, again exceeding our expectations.
In summary, had we demonstrated positive total revenue growth for the entire organization, I’d be very excited to be reporting to you this morning. I am especially pleased with our European performance, which was very solid, making me feel like the turnaround there is essentially complete. It’s rewarding to announce that over the last two years, our European business has stopped the revenue slide, established a growth profile and turned from a money-losing operation into positive territory and doubled last year’s profit percentage along the way. They’re truly making it happen.
And finally, while it did not actually occur in Q4, we’re very excited about our Decima and MarketShare acquisitions. Adding the strengths of these two fine firms to the Harris Interactive enterprise will improve our global service offering and provide increased access into two fast-growing regions that represent a $4 billion market opportunity and a critical element of improving our positioning for a successful 2008 and beyond.
We’re doing what we said we would do, grow this Company in order to remain competitive and serve our clients on a global basis. We believe that we’re going about it in the right way by acquiring motivated partners who share our vision of the future and by structuring economic and intrinsic rewards that align with our goals to promote the mutual success for the benefit of our clients, our shareholders and our employees, and it is working.
And now I’m going to turn it over to Mr. Ron Salluzzo, our CFO, who’ll give you the details on the quarter and the fiscal year.
Ronald E. Salluzzo, Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Thanks, Greg. Good morning, afternoon and evening. I’m going to revi ew the financial highlights for the quarter and full year as well as comment on the future outlook for our business. During this discussion, I recommend you refer to the financial statements and key operating metrics we included in this morning’s press release and which were also posted on our website.
Additionally, as stated in our press release yesterday, we finalized the sale of our Rent and Recruit operations, which in ‘07 had revenue of 3.5 million and for Q4 — excuse me — revenue of 1.1 million. We divested this property because it is not core to our strategy for global growth.
The results reported in this release for both the current and prior reporting periods are for continuing operations only and exclude Rent and Recruit which is reported as a discontinued op, except as otherwise noted.
Let’s start with our bookings for the fourth quarter, which were 50.9 million, up 9% from 46.7 million of the prior year. Organic bookings, which exclude 1.9 million for MediaTransfer, were up 5%. The bookings increase is attributable to the plan we have put in place in the past year, which emphasizes expanding our professional sales team, serving a smaller group of clients more broadly and deeply and bringing to bear more of the Harris Solution set in each relationship.

Our strategy to improve our sales effectiveness has shown progress. As indicated in this morning’s press release, our backlog at the end of ‘07 was 64.9 million compared to 58.9 at the end of ‘06. This is a total increase of 10% and an organic increase of 8%. Backlog remained ahead of the prior year as well at July 31.
Overall sales and marketing spend was 9.6 million of revenue in Q4, which is fairly consistent with the amounts that we have spent in the immediate prior periods. We view this as a necessary and continuing investment to grow sales for the future. Net sales head count was up over 20% as of June 30 and we have continued to add resources in key industries such as healthcare and technology into fiscal ‘08.
In the fourth quarter, revenue was down 3% at 57.1 million when compared to the prior year. Some key summary points include revenue in the US was down 9% overall with certain groups showing growth.
As Greg indicated earlier, there has been a significant shift in spending from the US healthcare market to the European market. This affected our healthcare unit in ‘07 and we have begun the process of establishing a full-service European healthcare division in our UK office and will be utilizing US expertise to assist in this effort. This initiative, as well as the broadening of our client base beyond pharmaceuticals, expanding the range of our solution offerings and strengthening our sales force has helped position the healthcare group for fiscal ‘08.
European revenue, which included 1.1 million of favorable currency exchange rate differences and 1.4 million of revenue from MediaTransfer in Germany, was up 19% to 15.7 million. Total Internet revenue was up 6% year-over-year at 35.9 million for the quarter. European Internet revenue was up 54%. We were flat in the US on a percentage basis, but in the US two-thirds of our revenue was already Internet-based. Our expanding presence in the European market as well as rebranding efforts that are currently underway will drive significant Internet growth throughout Europe.
Operating income for the quarter was 4.2 million, up 7.3 million — sorry — 7.3% up from — excuse me let me start over. Operating income for the quarter was 4.2 million, or 7.3%, up from 4 million, or 6.8% in the prior year. Across the entire Company, we have incurred less costs related to outside services, which is driven by increased proportion of Internet revenue. Billable FTEs have been held down versus the prior year and these improvements in costs directly associated with projects have been somewhat offset by our continued emphasis on the importance of sales and marketing efforts.
Net income for the fourth quarter was 3.4 million compared to 3.3 million in ‘06. Earnings per diluted share are at $0.06, up 17% when compared to the same period last year. Income from continuing operations was 3.3 million, up 20% versus the prior year.
On a full-year basis for 2007, which of course ended on June 30, revenue was 211.8 million, basically flat with fiscal ‘06. US revenue was down 4% at 159.8 million. European revenue, including 4.1 million of favorable foreign exchange rate differences, saw a 13% improvement from last year, which was at 52 million.
As we’ve stated on prior calls, we believe significant progress is made in our European units, and this progress provides the platform to allow Harris to advance the global strategy on the European continent, a critical component to our global growth strategy. As an example, and as Greg mentioned earlier, we have seen our UK unit move from losses in prior years to a modest operating margin of 3% in ‘06 and a 6% operating margin in ‘07. We look for the continued growth and profits in this region as we execute our global strategy and welcome MediaTransfer to the group.
Total Internet revenue grew 2% to 128.2 million, principally due to the increases in European Internet revenue, which was up 34% to 17.6 million for the year. Operating income for fiscal ‘07 was down 11% at 12.3 million, or 5.8% of revenue, principally as a result of revenue issues in Q1 as we had discussed previously and margin issues in Q3 as we discussed on that call.

Net income for the year was 9.1 million, or $0.16 per diluted share. Income from continuing operations was $9 million. Cash, cash equivalents and marketable securities were 33.3 million as of year end, up from 29.1 as of March 31 and down from 56.6 million from — reported a year ago. The annual decrease in cash was due to our investment in the Company’s stock repurchase plan and as of June 30, ‘07, we had short-term borrowings of $19.6 million on our balance sheet.
So that was a look at the financial picture for ‘07. We clearly face some challenges, and while the financial results are as they are presented, we believe that we’re positioned in ‘08 to reap benefits from the actions of ‘07. We will continue the strategy we undertook at the end of ‘06 of building our global footprint, expanding our sales reach, globalizing our solutions and managing our costs to ensure the long-term success of the Company. 2008 is the next phase of the journey and we are off to a strong start with the additions of Decima and MarketShare, along with the Q3 purchase of MediaTransfer.
These actions will translate into a series of numbers which I will get to in a second, but before I get to the numbers, I would like to note that we’re providing annual guidance in 2008, because as we have stated in the past, it is more instructive to look at Harris on an annual basis because 12-month periods are more reflective of our business cycle than shorter periods. This is why we provide trailing 12-month financial data as well as quarterly data as part of the information in the press release and on our website. Further, while giving annual guidance, we expect continued variability between our quarters.
With respect to 2008, we expect revenue to be in the range of 258 to 265 million, with earnings per share of 17 to $0.18. As stated in our press release this morning, these estimates include approximately 11 months of results of recently acquired Harris/Decima and MarketShare. Our revenue outlook represents a total increase of over 20%, of which organic growth on a pro forma basis is between 6% and 9%.
EPS is expected to grow 6% to 13%, and EPS is expected to be significantly reduced by acquisition-related interest expense, amortization of intangibles, and integration costs. An additional item that will affect earnings per share in the forecasted 2008 numbers is an increase in our expected tax rate, 41.5% from the 37.2% in 2007. The total expected impact of these items on EPS is 6 to $0.07.
Adjusted EBITDA for 2008 is expected to be between 30 and 31 million, a total increase from ‘07 of between 31% and 35% and an organic increase from ‘07 of 15% to 19% on a pro forma basis. We have added adjusted EBITDA as a metric that we will present in our quarterly analysis, going forward.
We believe this measure is an insightful additional measure to our traditional — the traditional metrics we have given you of revenue, operating income, net income and earnings per share, and will help in the assessment of operating performance of the business, particularly while we are in an acquisitive mode. Further, EBITDA removes the impact of non-cash based expenses, including depreciation and stock-based comp.
Adjusted EBITDA will help in the assessment of the impact of future acquisitions on our historical operating results, is being looked at as a significant metrics by various outside parties, and allows favorable look — a favorable look — a comparable look at our performance throughout the period, since we became a public company. It is also a metric we are using for certain internal assessment programs.
Thank you. And now, I’d like to turn it back to Greg.
Gregory T. Novak, President and Chief Executive Officer
Thank you, Ron. Fiscal year ‘07 was a challenging year. For those of you who have lived through with us, we appreciate your continued support. While we did not achieve our original full year expectations, it’s important to understand how we did stack up against the industry metrics.

Our European organic revenue growth was 10% versus low single-digit market reports. Organic European Internet growth was 24% versus a 17% estimated market growth. We are pleased to see that our solutions are talking hold on the European continent.
US revenue declined 4%, as our US healthcare unit declined 10% in its core business or the IRG and 2% overall when including the solutions group. This is against a 23% decline in US Pharma MRO spend according to the Pharma Market Report. That impact alone would shave 2 to 5 points of organic growth from our global business.
Our loyalty business declined 14% on revenues for the year due to major disruption in their largest projects and challenges with their solution portfolio and sales structure. But they finished the year with a 14% increase in sales, going into 2008, and everyone knows that the markets are the only true measure of product quality and innovation. I suggest we’re on the right path with that group as well.
Turning to Europe. As I said earlier, the turnaround there is largely complete, and we are rapidly moving from recovery to a truly pan-European business. This year, we successfully replaced our financial system. I know it sounds mundane, but it gives us a viable foundation on which to build a truly pan-European operation, which we did not have in the past.
We continue to pursue our strategies to globalize our solutions, our technology and our processes, and to using sheer best practices that we have invested in for the benefit of our clients, our shareholders, and our employees regardless of the source of that innovation.
We have transferred multiple solutions among the US, UK, France and Germany. We have appointed a pan-European marketing head from our new German location. And we are leading our technology platform on a global basis out of the UK, and we’ll rebrand Novatris and MediaTransfer to Harris Interactive on September the 1. Finally, one global brand.
Novatris continues to perform well. The harmonization of MT is proceeding well with nothing but positive reviews from all sides. Most importantly, no revenue loss, no personnel attrition, and lots of positive cross-border interaction. I look at Germany as the leading indicator of the opportunity our globalization strategy provides — the right markets, the right people, the right vision, leveraging the right solutions, and it’s working.
And now, I’d like to open it up for questions. Thank you.
QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Your first question comes from the line of Mr. Kyle Evans with Stephens. Please proceed, sir.
Q — Kyle Evans
Hey. Good morning, guys.
A — Gregory Novak
Good morning, Kyle.
A — Ronald Salluzzo
Good morning, Kyle.
Q — Kyle Evans
The Wirthlin acquisition was problematic, to say the least, and your international operations have been challenging up until this quarter. Congratulations by the way on that. What is it about the Decima acquisition that gives you guys the comfort that it’s not going to bond either of those two categories?
A — Gregory Novak
A number of things, Kyle. The probably most powerful thing is that we’re not going to rush out and slice up Decima and try to glue them back together with Harris Interactive causing lots of negative energy. Decima is responsible for the Canadian market. They are responsible as leadership team, also economically, for growing that business. We don’t need to save millions of dollars in integration costs to make the economics of the deal work. And when you think about bringing the companies together, how we’ll work is, they will work with our integration or harmonization team to select those technology solutions or processes that best make it able for them to grow in their market. We’re not going to insist that you must do X or Y. I mean we clearly have a long-term vision of our technology integration platforms. I guess, the second part I would say is — and we’ve talked about all of that. We’ve talked about all of that in advance. We have the same vision for how to grow in this industry, we have the same direction, we view technology integration, and so — and global solutions plus the global reach will provide as actually positive for the businesses. So the businesses today — it’s been a good healthy business. It’s been a good business for years. We’re not going to change it make it worse. What we hope to do is give it tools to make it better.
Q — Kyle Evans
Okay. Is the fact that it has fairly small exposure on the Internet revenue side — does that mean it has a different margin profile? And how much can we expect in terms of integration expenses in fiscal ‘08?
A — Gregory Novak
They’ve got a pretty good margin profile. We’re actually pleased with that. And I’m going to turn over to Ron the other question.
A — Ronald Salluzzo
Yeah. Kyle, we’ve baked into our plans for coming year approximately $0.5 million of integration costs. Most of those are around technology and particularly administrative type systems just to make sure we get it ready, for instance, on the same email system. Our whole process of harmonizing the work is really going to be market driven beyond that. Where we see opportunities to grow client relationships, then we will build add-ons to solution sets to make those things work. Now, those kinds of things are not built in, but that we would expect to recover those through fees declines.
A — Gregory Novak
Just an add-on as a note. We are already working on three or four major proposals connecting our Canadian-US or Canadian-European and our Canadian and Asian operations working together and make better proposals for our clients that can help drive our Canadian business. And that’s the mentality we’re going into this with.
Q — Kyle Evans
Okay. Greg, can you talk a little bit about the bookings trends you’ve seen in healthcare and loyalty both down pretty heavily this year?
A — Gregory Novak
The revenues trends are down pretty heavily this year. I think in loyalty, we said that the bookings number they actually finished up 14% for the year, if I’m correct. In healthcare, we have quite about — we said we have seen a decline in healthcare spending in the US. Our business started the year really as a pharma research business. It turns out that about a month ago, a research report came out indicating that US Pharma MR spend from our customers was down 22.7%. And interestingly enough, that research — those research dollars were transferred to Europe and Asia, where we don’t have a pharma business. So our folks really battled against that. Their core business went down about 10 over the course of the year. Their strategy was to increase use of the solutions to their current clients and expand the people they talk to — med devices, biotechnology, and it has been a heck of a difficult year for those guys. And you don’t get this market data until way after the fact, unfortunately. So they’ve taken a pretty rough road. I throw my congratulations out to them for fighting a hell of a battle along the way. In CLM, early in the year, we cancelled one major project, lost I think another that was across Europe, and we took a huge hit in the beginning of the year. We had a couple of issues. They have always run cost well; they’ve always sort of managed that side of the business well. We had new product launches that were coming forward that we were not sure. You’re never sure until someone starts buying them, and we had a little bit of weakness in our sales capabilities and area. Our leader there, Stephan, has done a nice job of rebuilding the sales capability and we had some great success recently in loyalty sales, finishing the year at a 14% sales growth. And that’s a long stuff, so that kind of carries into 2008 and we’re really spread out over that period. So we’re very excited. Stephan also believes there’s great opportunities with our MarketShare folks in Asia to drive the daylights out of the loyalty business, because that’s such a core research that a new market like Asia would engage in early on. They’ll be doing that before they do segmentation work.
Q — Kyle Evans
Okay. Two quick tricky questions for Ron; I’ll get back in the queue. Any significant shift in mix in terms of value add revenue versus the other?
A — Ronald Salluzzo
Well, of course, we don’t — we don’t talk value add, per se, but what we have been obviously driving as Internet rise is we have an expectation for the — and for those of you who are relatively new to us, what we’re talking about is the share of the work we perform versus the share of the work we outsource to other people to complete. One of the reasons the drive to the Internet, aside from efficiency and aside from improved service to our client, it also gives us the benefit of controlling larger portions of our project. So to answer your question, Kyle, we’ve seen a slight drift up, and that’s obviously a good trend.
Q — Kyle Evans
Good. And then CapEx in the quarter and your outlook for next year, and then I’ll get back in the queue.
A — Ronald Salluzzo
CapEx for the quarter, I don’t have right here in front of me, but we tend, as I’ve said, and I like to think of CapEx over a longer period. CapEx for — in a three-year window we expect to match our depreciation. In the last year, it was below that, and of course you can’t use historical depreciation any longer because of the acquired companies. So that we would expect depreciation to be probably in the $6.5 million range, and our target would be over a three-year window to average CapEx at 3.5 — its 6.5, I’m sorry.
Q — Kyle Evans
Okay, thanks guys.
A — Gregory Novak
Thank you.
Operator: Your next question comes from the line of Mark May from Needham and Company. Please proceed.
Q — Mark May
Thanks for taking my questions. Actually, just had a couple of housekeeping questions. It looks like the tax rate for the quarter was about half of what we were projecting it, it benefited EPS by about $0.02. Going forward, maybe is that just a true-up, and if so, what should we be modeling for fiscal ‘08?
A — Ronald Salluzzo
Right.
Q — Mark May
And I missed your — what was the FX benefit? I missed that. I know you mentioned it, but...
A — Ronald Salluzzo
At the revenue line, FX benefit was 4.1 million for the year. Obviously, that doesn’t flow down to earnings because the costs are like — on a like basis are inflated for FX.

Getting to the tax rate; the tax rate was pushed down this year by some tax planning events that occurred that will not repeat, and that’s why I mentioned guidance specifically called out the fact that our rate is moving up to 41.5 on an expected basis. We were at 37.2 I believe in ‘07.
The principal reasons is that we have found ways of capturing capital loss carry-forwards by generating capital gains, which in — just as a sidebar in the US, it’s critical to us because the corporate rate in — the corporate tax rate in the federal system does not have a break for capital the way the personal side does.
So we end up with 35% benefit for every dollar that we can capture, and we have a strategy that allows us to capture the reduced taxes over the next three years. And the accounting requires that when you have a strategy and it’s more likely than not that it’s going to be executed, and you have the ability and things of that nature, then you take the entire amount in the year that you prove you have the strategy.
Q — Mark May
Okay. That’s helpful. And then one last question; it would be helpful if you could tell us or give us some ranges in terms of the contribution from acquisitions that you’re assuming in your fiscal ‘08 guidance?
A — Ronald Salluzzo
Well, we would do that at the — and the reason we’ve added adjusted EBITDA is because they’re relatively neutral to the earnings per share line. And the reason they’re relatively neutral at that line is because of the incremental costs of interest expense and amortization of intangibles.
Q — Mark May
I’m sorry; I was referring to revenue though.
A — Ronald Salluzzo
Oh, I’m sorry. I’m sorry. Yeah, we can do that. We can do that. Hold on. Well, on a pro forma basis, and I think we — remember, we have 11 months of these organizations. The acquired revenue, the baseline revenue that we expect from the three put together is about $30 million.
Q — Mark May Okay, and the 6 to 9% growth is pro forma, meaning assuming that the acquisitions were completed at the beginning of fiscal ‘07?
A — Ronald Salluzzo
Correct. We took the revenue that we’ve acquired and added it to our base of the 211.8 million, which totals 242.7 million on a pro forma basis. And then beyond that, it’s all — it is where we calculate the 6 to 9.
And one of the things that I know all of you are anxious to hear about how — which of the units is growing. But that’s — I have to make an editorial comment that that’s not quite the strategy. The strategy is for global growth, which means that we’re encouraging and incenting all of our people to make sure that the revenue of the organization grows. So in some cases, we may incur cost in one unit in order to drive global revenue that benefits in effect all units. So I’ve given you what the baseline is, but we view the 6 to 9%, while we have plans in each group, we expect it to happen across the globe.
A — Gregory Novak
I’d like to expand that touch. In the quarter — and this is why I’m so pleased about our German acquisition. In the quarter, we had an opportunity in the UK to do a pharma job that came to us because a competitor could not do it. It turned out the UK couldn’t do it either.
And though our UK management team turned to our folks in Germany and the folks in Germany added that job to their activities and about $150,000 of extra revenue around that number. That — is that German growth? Is that UK growth? And we’re trying to encourage people, don’t worry about that. That said, we will, because it’s so very important, try to give you some sense of each quarter whether or not the acquisitions are moving in the right direction, whether what the reporting is going up and down, it probably won’t be decimal point precise.

Q — Mark May
And there are a lot of numbers here, but just back of the envelope, if there’s $30 million contribution, it looks like the assumption is the, sort of, the legacy businesses pre-acquisition, your assumption is that they’ll grow in sort of the 10% range.
A — Gregory Novak
6 to 9, right?
A — Ronald Salluzzo
Well, 6 to 9 is the guidance, right. I’m not sure I followed the question, I’m sorry.
Q — Mark May
6 to 9 includes the acquisitions, and so what I am doing is stripping out acquisitions and looking at what your assumption is for the — call it legacy business.
A — Ronald Salluzzo
Okay.
Q — Mark May
And it looks like maybe it’s — I don’t know — 10 to 12% implied growth, something like that?
A — Gregory Novak
The way we’ve got it calculated, Mark, 211.8 plus — what was the number, Ron?
A — Ronald Salluzzo
A little over 30.
A — Gregory Novak
Slightly over 30 million; it was a base for ‘07 of 242.7. Guidance of 258 would be — that’s the low end, would be 6%, organic growth and guidance of 265 would be 9% organic growth.
A — Ronald Salluzzo
He wants to know about the core business.
Q — Mark May
Yeah. It looks like if it’s 30 million, based on this 6 to 9 using the midpoint, the 7.5%, that would imply that — using all midpoints here — that the acquired businesses did around 28.5, 29 million in revenue for fiscal ‘07. I’m using all midpoints, but maybe we can take it off-line.
A — Ronald Salluzzo
Yes I’m not following your question, because the numbers that I just gave you, that roughly $30 million of acquired revenue, is what they did last year.
Q — Mark May
Okay. The question that I asked that you answered with 30 million was — what is the contribution from acquisitions in fiscal ‘08? That is what the confusion is.
A — Ronald Salluzzo
Oh, I’m sorry. That is the acquired revenue at the date that we acquired them, what their trailing 12 months, 11/12’s of their — because we only had them for 11 months — of their trailing revenue stream. That’s what we acquired.
Q — Mark May
Okay. Yes, my question was — what is the assumed fiscal ‘08 revenue for the acquired companies?
A — Ronald Salluzzo
You can go the 6 to 9% on that revenue as well as the core revenue.

Q — Mark May
Okay. Perfect thanks.
A — Ronald Salluzzo
Thanks.
A — Gregory Novak
There’s a number of different revenue growth rates implied in their budgeting process. Our guidance just has 6 to 9 for the company, subtracting out their rearward-looking data.
Q — Mark May
Perfect, thanks.
A — Ronald Salluzzo
Okay. Sorry for the confusion.
Operator: Your next question comes from the line of Barton Crockett from JPMorgan. Please proceed
Q — Barton Crockett
Okay. Great thanks a lot. First, I just want to make sure I have this straight, and I apologize if you already detailed this, but can you give us a sense of what your balance sheet is in terms of cash and debt after the acquisitions? We have it as of June, but after the acquisitions. That’s the first question.
A — Ronald Salluzzo
You saw what the — I don’t have this in front of me, but let me tell you what our theory is. We’re going to hold our cash balances at approximately 30 million. 30 million is comprised of operating cash spread across the world the way we — obviously to support it, plus about $15 million of investment that goes back to our ability to recapture the capital losses. So to the extent cash — we need to support cash at the $30 million level, we’ll borrow the difference.
Right now, because our capital structure has been too heavily weighted as total equity, which is an expensive source of funds for us, we have made the decision to borrow against all of the acquisitive numbers. So if you add the 19.6 we had at yearend, plus the purchase price of Decima and MarketShare, you would get our outstandings as of the end of the acquisitions.
Q — Barton Crockett
Okay. So that was all debt funded then? Okay.
A — Ronald Salluzzo
Yes, because our goal is to balance the funding sources of how we finance our business. And so, we’re still within targets that we’ve established for ourselves as we work forward. And obviously we’re never going to go — we’re not going to be a debt-heavy business. There’s absolutely no reason for that with our cash flow, but we are going to balance so that we drive down our overall cost of funds and have the opportunity to drive up our return on equity.
Q — Barton Crockett
Okay. And then can you give us a sense of what your appetite is now for additional acquisitions?
A — Gregory Novak
Sure, Barton. First is, as everyone knows, it takes a long time to fill the pipeline and over the course of the last year we’ve stuffed the pipeline pretty full. In the last several months, we’ve done the three that we’ve announced and also the removal of our Rent and Recruit businesses. That said there’s still plenty of opportunity in the pipeline. They’re still moving through the system. We don’t see huge harmonization challenges with the activities that we’ve engaged in, so we think we can actually do more. And, frankly, our Asian acquisition is set up to be a platform for acquisitive growth in the other markets, in China and Korea. So we will be working on that. When they come out the other end, your guess is as good as mine from a timing standpoint.

Q — Barton Crockett
Okay. All righty. And switching gears here a bit, Vincent Bollore, the latest filings suggest that he has grown his stake again in your company. He’s had a pattern in recent history of seeking Board seats on companies where he’s been growing his investments. Have you guys had any discussions with him along those lines, or can you update us in general whether there’s been any meaningful interaction?
A — Gregory Novak
Yes, there has been meaningful interaction. Some of Vincent’s folks came and spent a day with us and we talked and had dinner together. We had a very fruitful conversation. They’ve invited us the next time we’re in Europe to stop by and have lunch with them. I think they’re learning about the industry and it was a very positive conversation. There may even be opportunities for us to partner together on different sorts of projects and we look forward to that opportunity.
Q — Barton Crockett
Okay. But that’s the level socializing, interacting?
A — Gregory Novak
Socializing, interacting, and if folks — and they’ve asked me — what do you think their intentions are? I don’t do that kind of prognostication.
Q — Barton Crockett
Okay. All right. Great. And then the final thing here, just to make sure I understand it. Ron, can you give me a sense of the variance in your guidance next year between EPS and free cash flow? What would be the difference there?
A — Ronald Salluzzo
Sure, Bart. I would say actually the better measure is to our adjusted EBITDA number, and the reason I say that is because the only 100% cash item in going from earnings back up to EBITDA is the interest expense and interest income numbers. Those are real cash. There is some component that taxes will turn to cash this year, because while we have large NOLs, there’s a limit on how much you can use in any particular year when you earn a certain amount of money.
But I think EBITDA, adjusted EBITDA, is a better metric for that. If you take off a small amount for taxes and add — and subtract the CapEx that we would intend to do, you’d end up with our cash flow for the year. Free cash flow of course would be before CapEx as we make those decisions on it. But I think that that’s a better measure, not earnings per share.
Q — Barton Crockett
Okay. All right. Thank you very much.
A — Ronald Salluzzo
Before we get to the next question though, Kyle Evans had asked a while ago what CapEx was? The number for ‘07 is 3.9 million.
Q — Barton Crockett
Fine thanks.
Operator: Your next question comes from the line of Todd Van Fleet from First Analysis. Please proceed.
Q — Todd Van Fleet
Good morning, guys. Can I — I hope it’s all right if I just pepper you with a few questions.
A — Ronald Salluzzo
Pepper away.
A — Gregory Novak
No Todd it’s not.

Q — Todd Van Fleet
Right I’ll jump out then Greg sorry. Thinking about the EBITDA — adjusted EBITDA guidance for 2008, the way we’re calibrating it here, seems to be that the EBITDA margin for these businesses that you acquired recently were kind of maybe 10% on the low end and 15% on the high end. Would be far off from that?
A — Ronald Salluzzo
Your high end is too high.
Q — Todd Van Fleet
High end’s too high? So actually, I was thinking more along the lines of maybe 12, 13.
A — Ronald Salluzzo
Okay.
Q — Todd Van Fleet
That’s in the ballpark then?
A — Ronald Salluzzo
Yes.
Q — Todd Van Fleet
Okay. Just trying to understand the capital plan here then, Ron, a little bit better as we move ahead. The company, they’re a cash taxpayer right now. I know you had some discussion on the tax situation, but how much is cash tax now?
A — Ronald Salluzzo
No, we’re not — no, we are not a full cash taxpayer. There’s limitations on how much NOL you can use, and the limitation trick is triggered by your earnings levels. In the last year, our earnings levels were high enough that we can’t shelter 100% of our taxable income by use of NOL, but it’s still not an excessive — it’s not a fully — we’re not a full taxpayer by any stretch. I think the first 10 — rough estimates, about the first $10 million of taxable income is still shelterable. After that, we pay taxes.
Q — Todd Van Fleet
Okay. And then stock-based comp was about I think 1.8 million on the year, is there any reason to believe it will change significantly moving ahead?
A — Ronald Salluzzo
No. Wait hold on, hold on that’s not the right number.
Q — Todd Van Fleet
Or was that for the quarter?
A — Ronald Salluzzo
That was for the quarter I believe. Page eight stock-based comp 9.39 for the quarter and 3.7 — 3.8 for the year. If you look on the last page of the press release, we give these numbers.
Q — Todd Van Fleet
Oh, sorry about that.
A — Gregory Novak
No problem. No problem.

Q — Todd Van Fleet
All right. And then I think to help kind of calibrate on down from the EBITDA line, Ron, I don’t if you can just kind of give us a ballpark for what you think or where D&A is going to shake out for 2008? I know you had said they’re kind of on a recurring basis, it will be maybe in the 6, $6.5 million range, kind of consistent with CapEx, I guess but...
A — Ronald Salluzzo
No, I was talking just the [inaudible] portion of that.
Q — Todd Van Fleet
Okay.
A — Ronald Salluzzo
Because we’re incrementally adding substantial amortization as part — let me go back. When we buy a company and we buy the revenues, a substantial portion of the purchase price ends up being goodwill.
Q — Todd Van Fleet
Right.
A — Ronald Salluzzo
And I mean, I’m going to give you rules of thumb that move around with every deal and there’s a caution to it. But you could assume about 70% of a deal has — is unidentified as net assets, which goes to goodwill, and about 30% of that becomes amortizable goodwill — amortizable intangibles, excuse me. That moves around, but on balance, that’s not a bad metric. That amortization then is — excuse me — the identified intangibles are amortized over the expected life of the individual assets, and that’s where it gets a little different. We could have a duration on the amortization as low as four years and as high as seven, depending on what we have acquired. As an example, a highly valued panel acquisition will give us a longer amortization period than let’s say if we acquired a company that had a — most of the value in a customer list, which we tend to go over shorter periods.
Q — Todd Van Fleet
Do you have that...
A — Gregory Novak
Excuse me for a second.
Q — Todd Van Fleet
...that schedule sort of reconciles it backwards or not?
A — Ronald Salluzzo
No — yes, I have it here handwritten. We expect, by the way, the D&A in — if you’re trying to work from net income, which becomes earnings per share back to EBITDA, I mentioned earlier that it’s a $0.06 to $0.07 differential on earnings per share as a result of all of this stuff. If you are looking at it, it’s an incremental 3 milli on on D&A. It’s an incremental 1.8 million on interest and the change in tax rate you have to gross up. If you’re trying to make them comparable, it’s about 1.1 million and I’m doing that at sort of the middle.
Q — Todd Van Fleet
Right.
A — Ronald Salluzzo
Does that help?
Q — Todd Van Fleet
Yeah, that helps a lot. Thanks very much. So it appears that you guys are going to be generating perhaps free cash in the neighborhood of maybe 28 million bucks over the course of the next 12 months, I guess, assuming again that you’re not really a cash taxpayer, and just by my quick math, I guess. How do you prioritize that use of cash then vis-?-vis accumulating on the balance sheet and then maybe some share buybacks and then versus paying down debt?

A — Ronald Salluzzo
Well, we have — well, our plan on the debt — our plan — and by the way, we are working on — right now it’s in a short — it’s all short-term debt. We are working on changing that structure. We would match the — we would want the debt to pay down over what we would consider to be a reasonable period of any capital assets. So the paydown periods would likely be mirror a five-year window. And we would have them fully amortizing over — we would have them amortizing on a five-year basis. So that would consume a certain amount of cash, depending on how much we’ve got. Secondly, we could have 23 million remaining in our stock buyback program and would be selective on how we use that cash. Third, if we started to build cash and we did not think it was an opportune time to reacquire shares, we would use it for an acquisition. The nice part I want to mention is, A, we produce a lot of cash. And I like having the problem of figuring out how to allocate it, and I think you guys would be asking us different questions if in fact you were asking us, where are you going to get the cash to do the deal? So we feel pretty good about our ability to continue doing that. And, frankly, that’s one of the criteria in the metrics as we look at acquiring companies, is that we’re — they have the ability out of the blocks to produce enough cash to run their businesses so that we’re not the support system for one of those things. And if you look at the metrics on — as we go forward, you’ll be seeing more of this, the metrics on the acquired companies, is that they are strong, financially strong and well-managed companies, which is one of our criteria. So we’re not — what we really think in both cases is that they think in their marketplaces in all three cases that they have done some great things, no question. If they want to go to the next level, we’re very happy to support on that fashion and we think that they will turn that into even a bigger cash engine.
Q — Todd Van Fleet
Great. Thanks guys.
Operator: [Operator Instructions]. Your next question comes from the line of Jim Boyle from Harris Interactive. Please proceed sir.
Q — James Boyle
Good morning. CL King.
A — Gregory Novak
You know, Jim we knew that.
Q — James Boyle
It would look very odd on the W-2 Form. You had mentioned, you have 23 million left in the buyback you will be selective. You averaged close to $5.50 per share in fiscal Q4. You have some short-term debt, but you’re generating a lot of free cash flow, as you’ve mentioned. Is there a likelihood, given where the stock price is, almost down to $4 having bounced back being selective that in any reason, unless you have a lot of acquisitions lined up that you wouldn’t leverage up a little more over a 5, 7 year type window, so as to be able to take advantage of the very low stock price?
A — Ronald Salluzzo
Well we — part of that 19 million that we mentioned is outstanding in short-term debt in fact was used to acquire some stocks. So we have done that.
Q — James Boyle
Correct. Would you do more?
A — Ronald Salluzzo
Well, let me — I don’t want to answer the question quite that way. What I would say is, there’s nothing that precludes us from doing more.
A — Gregory Novak
We have the program, its out until the end of the year.
A — Ronald Salluzzo
Calendar year.

A — Gregory Novak
Calendar year. There is certainly — our goal was to reduce the shares outstanding, help reduce the decimal place volatility in our earnings per share. We have a lot — we had a lot of shares. There’s certainly numbers we don’t want to go below. We are not quite near them yet, but we want to make sure there’s enough float out there for people to transact in our stock as well.
A — Ronald Salluzzo
Well let me — yeah, what Greg said is absolutely right, but let me put another measure on it. What I’m interested in is seeing the equity section — be an equity section that matches the kind of revenue stream we have, so that the return on equity can be double-digit. And so we’re not quite there yet. If you think about when we started the program, we had about $200 million of revenue and about $200 million of equity. And it’s pretty tough with those metrics to drive enough from the top to the bottom in order to make double-digit returns possible. So we’re still in the balancing process. Now where the stock price goes, someone here on the call can tell me, because I’m not sure. We were not — we’re not in the market right now because the window has been closed and we don’t have a 10b5-1 Program. So while you say it may look opportunistic right now, we didn’t have the ability because when the window closed going back a ways, yeah, we were in a little different situation. And we’ll see what it looks like when it reopens and then we’ll make decisions going forward about whether we put a 10b5-1 in or not. But those are future decisions.
Q — James Boyle
Well understand — understood but if you bought external acquisitions at it appears to be roughly one times sales and you’re trading roughly around one time sales at this stock price, it would appear you know yourselves even better than external companies. Why not buy your stock near term once the window opens?
A — Ronald Salluzzo
I didn’t say we wouldn’t.
A — Gregory Novak
We might do that.
A — Ronald Salluzzo
I am just saying we haven’t made — we are — I’m uncomfortable saying we’re going to do A, B or C on that.
A — Gregory Novak
Or that we’re not.
A — Ronald Salluzzo
Or that we’re not.
Q — James Boyle
Is — let me rephrase it a different way. Is there a debt leverage you won’t go above, whether for acquisitions, buybacks or other corporate usage?
A — Gregory Novak
We don’t — that’s not what’s the controlling decision on a stock price buyback, I mean, no. I’m sure there’s debt leverage we won’t go above, but that’s not what we were thinking about.
A — Ronald Salluzzo
No, so far — we are so far below in fact, even our metrics that would say what’s the optimum balance of debt and equity, the numbers are so far below any traditional lending metric as to debt load that it just isn’t an issue.
Q — James Boyle
But is there a rough goal or range, Ron, for debt leverage that you would like to stay below?

A — Ronald Salluzzo
Well I would like — well actually, what I’m trying to do is get up to it at this point, and I’m thinking in terms of about a four to one — four parts equity, one part — actually, between three to one and four to one, in that area. That does not mean we would not go higher for opportunistic things, but that’s sort of — that’s the target we’re working towards right now.
A — Gregory Novak
The deal that Ron I have is, we’ve room to get this done, and I will go get the acquisitive side done if they’re the right kinds of decisions for the right kinds of deals, not just to spend the money. These things need to grow after we acquire them. Frankly, I’m disappointed. I wanted you to ask more questions about the acquisitions and our success in Germany. But we’ll get around to that next quarter. When we see them and they make sense for the strategy for the Company, we’ll do them and we certainly have plenty of money to get it done.
Q — James Boyle
Second question. You had mentioned that you had visitors from France and they spent time learning more about your business and had dinner, and there is a possibility or a potential for maybe cooperation on some items or projects or ventures. Could you give us an example of a project that you might jointly participate in with Mr. Bollore’s people?
A — Gregory Novak
They — if you don’t know this, they have — it’s going to be about nine months ago now — purchased a French market research firm. The name of that firm is CSA. We work in the French market, obviously, and we know CSA. Our French folks know them. They don’t have tremendous Internet capability and our French operation still runs a service bureau providing sample to other businesses in the European region. So I could imagine us providing sample in that environment. I could imagine us partnering on projects where we each have skills that would make a difference in winning a job like that. And all that sort of activity begins with a relationship, begins with having a vision of how that makes sense and how you make those things work out. So we look forward to a nice dinner in France sometime probably in the fall to visit about what we might do in that area.
Q — James Boyle
You mentioned that they seem to be learning about the business. Were they surprised by anything?
A — Gregory Novak
They were interested. They weren’t surprised by anything in our business, they were surprised by some of the things in theirs and they shared those surprises with us. Quite nice gentlemen.
Q — James Boyle
Okay. Thank you.
A — Gregory Novak
Okay.
Operator: At this time, there are no further questions in the queue. I would now like to turn the call over to Mr. Greg Novak, CEO. Please proceed.
Gregory T. Novak, President and Chief Executive Officer
Fiscal 2007 was certainly a mixed one for us. We had a good number of successes, offset by some significant challenges along the way. However, I believe that we exited the year much stronger than we entered it. Although I know there’s still hard work ahead of us, we’ve much to be optimistic about. Europe, including MediaTransfer, is performing very well. Our health care team is building momentum, which we expect will translate into good growth in fiscal year 2008.
Our recent expansions into Canada and Asia will help us compete in the world marketplace and better take advantage of shifting market opportunities while servicing our global clients much better than we have in the past.

We will continue to share our solutions, our technology and our processes around the globe for the benefit of our clients, our shareholders and most importantly our employees. This management team and I are committed to expand our footprint and scale our business in order to leverage the existing infrastructure to continue to grow revenue, to grow profits and to grow shareholder value, and we’re making that happen. Thank you very much for listening and have a good day.
Operator: Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.